Exhibit 2.5

AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER

Amendment No. 1, dated as of January 28, 2011 (this “Amendment”), to the Agreement and Plan of Merger, dated as of January 10, 2011 ( the “Original Merger Agreement”, and as amended by this Amendment or otherwise, this “Agreement”) by and among TS STAFFING CORP., a Florida corporation (“Parent”), TRI-DIAMOND STAFFING INC., a Florida corporation and a wholly owned subsidiary of Parent (the “Company”), DIAMOND STAFFING, INC., a Massachusetts corporation and wholly owned subsidiary of the Company (“Diamond Staffing”), CORPORATE RESOURCE SERVICES, INC., a Delaware corporation (“Purchaser”), and DIAMOND STAFFING SERVICES, INC., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Subsidiary”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them by the Original Merger Agreement.

Recital

WHEREAS, each of the parties to the Original Merger Agreement wish to amend such agreement as more particularly described herein.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree as follows:

1.           Section 6.11 of the Original Merger Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“6.11  Company Dividend.  Immediately prior to the Closing, the Company shall set a record date (which date shall be prior to the Closing Date) and declare a dividend to Parent in an amount equal to (a) ten percent (10%) of the Company’s aggregate amount of accounts receivable outstanding at the close of business on the Business Day immediately preceding the Closing Date, less (b) five percent (5%), but which amount shall not be in excess of $2,700,000 (the “Dividend Amount”), which dividend obligation shall be payable by the Surviving Corporation after the Closing Date in four equal installments, with each installment payable on a date that is within three (3) Business Days of the end of each month during the 120 day period following the Closing Date.  If, in the good faith determination of Purchaser, such payments are prohibited by Law at any time, the Surviving Corporation will delay such payment or payments until such time as the Purchaser determines, in good faith, that the resumed payment of such payments will not result in the violation of any Law.”

2.           Except as expressly amended hereby, the Original Merger Agreement shall continue in full force and effect in accordance with the terms hereof.

3.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first written above.

CORPORATE RESOURCE SERVICES, INC.

By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Chief Executive Officer

DIAMOND STAFFING SERVICES, INC.

By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Chief Executive Officer

TS STAFFING CORP.

By:	/s/ Robert Cassera
Name: Robert Cassera
Title:

TRI-DIAMOND STAFFING INC.

By:	/s/ Robert Cassera
Name: Robert Cassera
Title: President

DIAMOND STAFFING, INC.

By:	/s/ Robert Cassera
Name: Robert Cassera
Title: President

[Signature Page to Amendment No. 1 to Merger Agreement]